Exhibit 35.2

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Private Label Credit Card Master Note Trust (USA) I

Series 2007-1, Class A Notes; Series 2007-1, Class B Notes

I, Mike A. Reeves, Executive Vice President and Chief Financial Officer of HSBC Card Services Inc. (formerly known as HSBC Private Label Corporation) (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.05 of the Amended and Restated Transfer and Servicing Agreement, dated as of August 11, 2006 amending and restating in full the Transfer and Servicing Agreement dated as of June 12, 2001 (the “Agreement”), among HSBC Funding (USA) Inc. V, as Transferor, HSBC Finance Corporation, as Servicer, and Wilmington Trust Company, as Owner Trustee of the HSBC Private Label Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from January 1, 2008 through December 31, 2008 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 16th day of March 2009.

HSBC Card Services Inc. (formerly known as HSBC Private Label Corporation)

By: /s/ Mike A. Reeves

Name: Mike A. Reeves

Title: Executive Vice President and Chief Financial Officer